THE CATHOLIC FUNDS, INC.
                          MULTIPLE CLASS OPERATING PLAN
                            (Pursuant to Rule 18f-3)

                                December 17, 2001

     WHEREAS, the Board of Directors of The Catholic Funds, Inc. ("The Catholic Funds") has considered the adoption of this multi-class plan ("Plan") for the Funds, under which Plan The Catholic Funds would offer multiple classes of shares in various mutual fund series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, a majority of the Directors of The Catholic Funds, including a majority of the Directors who are not interested persons of The Catholic Funds, have found the Plan to be in the best interests of the shareholders of The Catholic Funds;

     NOW, THEREFORE, The Catholic Funds hereby approves and adopts this multi-class Plan as set forth below pursuant to Rule 18f-3 of the 1940 Act.


                         MULTIPLE CLASSES FOR ALL FUNDS

     All currently-designated series of The Catholic Funds and any and all series of The Catholic Funds designated in the future (the "Funds"), may, from time to time, issue one or more of the following classes of shares:

                                 Class A Shares
                                 Class C Shares
                                 Class I Shares

     Each Class is subject to such investment minimums and other conditions as set forth in The Catholic Funds' prospectuses and statements of additional information as from time to time are in effect. Differences in expenses among Classes, the conversion from one Class to another Class, and exchange features are subject to the terms and conditions of this Plan.

     A.   Initial Sales Charge

     Class A Shares of the Funds are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to a maximum percentage of the public offering price, as established for each Fund from time to time in the relevant prospectuses of The Catholic Funds. The maximum sales charges on Class A Shares of any Fund may be reduced or waived as permitted under Rule 22d-1 of the 1940 Act and as described in The Catholic Funds' prospectus for the relevant Fund, as in effect from time to time. For example, sales charges may be reduced or eliminated for investments at various levels (breakpoints), as well as for certain classes of investors such as employees of the adviser, sub-adviser, distributor, etc.

     Class C Shares and Class I Shares have no initial sales charge.

     Class A Shares, Class C Shares, and Class I Shares are aggregated for purposes of Rights of Accumulation and Letters of Intent as described in The Catholic Funds' prospectus(es).

     B.   Contingent Deferred Sales Charge.

     The Catholic Funds imposes a contingent deferred sales charge ("CDSC") on redemptions of Class C shares if the investor has held his or her Class C shares for less than one year following purchase. The rate of the CDSC applicable to Class C shares is 1.00%.

     The amount of the CDSC is based upon the NAV of the Class C shares at the time of redemption or at the time of purchase, whichever is less. Consistent with the requirements of Rule 6c-10 of the 1940 Act, the CDSC will not be imposed under certain circumstances as described in The Catholic Funds' prospectus(es). For example, the CDSC will not be imposed on shares acquired through the reinvestment of dividends or capital gains or upon certain redemptions from retirement plans. In determining whether an amount is available for redemption without a CDSC, as well as to compute the amount of the CDSC, it is assumed that shares acquired through the reinvestment of dividends and capital gains distributions are redeemed first, then shares are redeemed in the order purchased, from last to first.

     C.   Separate Arrangements and Expense Allocations of Each Class

     Class A Shares, Class C Shares and Class I Shares pay the expenses associated with their different distribution and servicing arrangements. Each Class may, at the Directors' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of The Catholic Funds' assets, if those expenses actually are incurred in a different amount by the Class, or if the Class receives services of a different kind or to a different degree than the other Class. All other expenses will be allocated to each Class on the basis of the net asset value of the Shares.

     Class A Shares, Class C Shares and Class I Shares pay fees for services rendered and borne in connection with personal services rendered to the shareholders of the respective Classes and the maintenance of shareholder accounts. In addition, Class A Shares pay service fees and Class C Shares pay distribution fees pursuant to a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act at the annual rates provided in the Distribution Plan. The Rule 12b-1 fees may be changed from time to time by amendment to the Distribution Plan in accordance with its terms and in accordance with Rule 12b-1 of the Investment Company Act of 1940, and as reflected in the then current Prospectus of the relevant Fund.

     Class I Shares pay no Rule 12b-1 distribution or service fees.

     D.   Conversion Features

     No Class of shares converts into any other Class of shares.

     E.   Exchange Features

     A shareholder may exchange Class A Shares, Class C Shares and Class I Shares of any Fund at net asset value for the same Class of Shares of any other Fund provided the registration will be identical and the other Fund offers the particular Class of Shares. Because The Catholic Money Market Fund offers only Class A Shares, exchanges involving that Fund and any other Fund are subject to the following special rules:

     (1) A shareholder who first purchases shares of The Money Market Fund and then exchanges into Class A Shares of any other Fund will be subject to the front-end sales charge applicable to the Class A Shares of the Fund into which the shareholder is exchanging;

     (2) If a shareholder first purchases shares of The Catholic Money Market Fund and then exchanges into Class C Shares of any other Fund, the CDSC associated with the Class C Shares will apply if the shareholder redeems those shares within one year after the exchange; and

     (3) A shareholder who exchanges Class C Shares of any Fund for shares of The Money Market Fund will pay, in connection with the exchange, any CDSC applicable to the redemption of the Class C Shares at the time of exchange.

     F.   Dividends and Other Distributions

     Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains. All dividends and distributions will be paid in the form of additional shares of the same Class of the same Fund that generated the dividend or distribution, unless the shareholder has elected another option. Dividends paid by each Fund with respect to each Class are calculated in the same manner and at the same time.

     G.   Voting Rights

     Each Share of a Fund entitles the shareholder of record to one vote. Each Fund votes separately on matters relating solely to that Fund. Each Class shall have exclusive voting rights on any matter than affects that Class individually, and shall have separate voting rights on any matters submitted to shareholders in which interests of the separate Classes differ. All shareholders will have equal voting rights on any matter that affects all shareholders of all Classes equally, and all shareholders within a separate Class will have equal voting rights with all other shareholders of that Class on any matter that affects that Class individually.

     H.   Liquidation Rights

     Class A Shares, Class C Shares and Class I Shares shall have equal rights in connection with voluntary or involuntary redemptions and any liquidation of any Fund, all in accordance with the conditions and policies and procedures established from time to time in the current Prospectus and Statement of Additional Information relating to the relevant Fund.